Exhibit 21.1

List of Subsidiaries of the Company

Qualys GmbH            Germany

Qualys Ltd.            United Kingdom

Qualys Technologies SA            France

Qualys FZE            United Arab Emirates

Qualys Canada            Canada

Qualys Brazil Ltda            Brazil

Qualys Mexico            Mexico

Qualys Japan KK            Japan

Qualys Hong Kong Ltd.            Hong Kong

Qualys Singapore Pvt. Ltd.            Singapore

Qualys Security techServices Pte Ltd.            India

Qualys Security TechServices Pte Ltd.            India

Qualys International, Inc.            United States